Exhibit 99.1

FOR IMMEDIATE RELEASE

TENET ADOPTS STOCKHOLDER RIGHTS PLAN TO PROTECT

NET OPERATING LOSS CARRYFORWARD ASSETS

Board Schedules 2011 Annual Meeting of Stockholders

DALLAS – January 7, 2011 – Tenet Healthcare Corporation (NYSE: THC) today announced that its Board of Directors has adopted a stockholder rights plan in the form of a Section 382 Rights Agreement (the “Section 382 Rights Agreement”) designed to protect the Company’s ability to utilize its net operating loss carryforwards (NOLs), which total approximately $2 billion.

United States federal income tax rules, and Section 382 of the Internal Revenue Code in particular, could substantially limit the use of net operating losses and other tax assets if Tenet experiences an “ownership change” (as defined in the Internal Revenue Code). In general, an ownership change occurs if there is a cumulative change in the ownership of Tenet by “5 percent stockholders” that exceeds 50 percentage points over a rolling three-year period.

The Company noted the Section 382 Rights Agreement serves the interests of all stockholders by protecting the Company’s ability to use its deferred tax assets to offset tax liabilities in the future.

Under the terms of the Section 382 Rights Agreement, the Company will distribute to its stockholders a non-taxable dividend distribution of one preferred stock purchase right for each share of common stock of the Company outstanding as of the close of business on January 17, 2011. The Section 382 Rights Agreement is intended to act as a deterrent to any person acquiring beneficial ownership of 4.9% or more of the Company’s outstanding common stock (an “Acquiring Person”). Stockholders who beneficially owned 4.9% or more of the Company’s outstanding common stock as of the close of business on January 7, 2011 will not become an Acquiring Person so long as they do not acquire additional shares of common stock representing one-quarter of one percent (0.25%) of the Company’s common stock then outstanding while they still beneficially own 4.9% or more of the Company’s outstanding common stock.

A person who becomes an Acquiring Person may be subject to significant dilution in their holdings. The Board of Directors may, in its sole discretion, exempt any person from being deemed an Acquiring Person for purposes of the Section 382 Rights Agreement.

Tenet will file the Section 382 Rights Agreement with the Securities and Exchange Commission. The above description is only a summary; interested persons are urged to read the full Section 382 Rights Agreement as so filed with the Securities and Exchange Commission.

In addition, Tenet today announced that its Board of Directors has amended the Company’s bylaws to allow for the 2011 Annual Meeting of Stockholders to be held on Thursday, November 3, 2011. Tenet will announce the record date, time and location of the 2011 annual meeting in due course.

Barclays Capital is acting as financial advisor to Tenet and Gibson, Dunn & Crutcher LLP and Debevoise & Plimpton LLP are acting as Tenet’s legal counsel.

About Tenet Healthcare Corporation

Tenet Healthcare Corporation is a health care services company whose subsidiaries and affiliates own and operate acute care hospitals, ambulatory surgery centers and diagnostic imaging centers. Tenet’s hospitals and related healthcare facilities are committed to providing high quality care to patients in the communities they serve. For more information, please visit www.tenethealth.com.

ADDITIONAL INFORMATION

Tenet Healthcare Corporation (“Tenet”) will file with the Securities and Exchange Commission (“SEC”) a proxy statement in connection with its 2011 annual meeting of stockholders. Any definitive proxy statement will be mailed to stockholders of Tenet. INVESTORS AND SECURITYHOLDERS OF TENET ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and securityholders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Tenet through the website maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Tenet and certain of its respective directors and executive officers are deemed to be participants under the rules of the SEC. Information regarding these participants is contained in a filing under Rule 14a-12 filed by Tenet with the SEC on January 7, 2011. This filing and other documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

Forward Looking Statements

Some of the statements in this release may constitute forward-looking statements. Such forward-looking statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2009, our quarterly reports on Form 10-Q, and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

Tenet uses its company web site to provide important information to investors about the company including the posting of important announcements regarding financial performance and corporate developments.

Tenet Healthcare Corporation

Media:	Investors:
Rick Black (469) 893-2647	Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

Joele Frank / Steve Frankel / Andrew Siegel
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

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